Exhibit 10.1

AMENDMENT NO. 1 TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 to the Employment Agreement for EUGENE J. BREDOW (“Amendment”) is made, effective as of March 1, 2018, by and between NVR, Inc., a Virginia corporation (the “Company”) and EUGENE J. BREDOW (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into an Amended and Restated Employment Agreement, effective as of January 1, 2016, (the “Employment Agreement”); and

WHEREAS, Executive and the Company desire to amend the Employment Agreement to change the Executive’s title and base salary.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

1.	Section 1.1 is replaced in the entirety to read as follows:

Employment by the Company. The Company hereby employs the Executive, for itself and its affiliates, to render exclusive and full-time services to the Company. The Executive will serve in the capacity of Senior Vice President and Chief Administrative Officer. The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such position in the same or similar businesses or enterprises as those of the Company. The Executive will perform such other related duties as may be assigned to him from time to time by the Company’s Board of Directors and Chief Executive Officer. The Executive will devote his entire full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company. This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such investments or companies do not compete with the Company, subject to the limitations set forth in Section 7.1.

2.    Section 3.1 is replaced in the entirety to read as follows:

Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive an annual Base Salary of FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($425,000) payable in equal monthly installments of THIRTY-FIVE THOUSAND FOUR HUNDRED SIXTEEN DOLLARS AND SIXTY-SEVEN CENTS ($35,416.67). The Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) in its sole discretion may increase, but may not reduce, the Executive’s annual base salary.

3.    Except as set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

NVR, Inc.

By:	/s/ Gary Brown
Name:	Gary Brown
Title:	Senior Vice President, Human Resources

EXECUTIVE
By:	/s/ Eugene J. Bredow
Name:	Eugene J. Bredow